AMENDMENT TO
CHANGE IN CONTROL AGREEMENT BETWEEN
DAVID L. ADAMS AND PACIFIC COAST NATIONAL BANK

WHEREAS, on August 10, 2007, David L. Adams entered into a Change in Control Agreement (the “Agreement”) with Pacific Coast National Bank (the “Bank”), a wholly owned subsidiary of Pacific Coast National Bancorp (the “Company”);

WHEREAS, the Agreement includes provisions that provide, or may provide, for deferred compensation and therefore must be amended to comply with Section 409A of the Internal Revenue Code and the regulations and guidance of general applicability issued thereunder (“Section 409A”);

WHEREAS, the Agreement may be amended by the parties to the Agreement; and

WHEREAS, the parties desire to amend the Agreement in the manner provided below.

NOW, THEREFORE, the foregoing considered, it is agreed as follows:

1.  Effective as of January 1, 2008, the Agreement be amended to include the following amendments:

a. Section 2 of the Agreement is amended to read as follows:

“In the event of a Change in Control which occurs during the time Executive is employed by the Bank, the Bank shall pay to Executive, no later than 30 days after the effective time of the Change in Control, a cash lump sum payment equal to 299% of his Base Amount as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).  For purposes of the preceding sentence the phrase “Change in Control” shall mean a change in the ownership or effective control of the Company or the Bank or a change in the ownership of a substantial portion of the assets of the Company or the Bank, all within the meaning of Code Section 409A(a)(2)(A)(v) and the regulations thereunder.  Notwithstanding the following, a shareholder or shareholders may make the following transfers and such transfers shall be deemed not to be a Change in Control: (a) to a trust described in Section 1361(c)(2) of the Code and that is created solely for the benefit of the shareholder or any spouse or lineal descendant of the shareholder; (b) to any individual by bona fide gift; (c) to any spouse or former spouse pursuant to the terms of a decree of divorce; or (d) to any officer or employee of the Company or the Bank pursuant to any stock option plan established by the shareholders of the Company or the Bank.”

b.  Section 13 of the Agreement is amended to include the following at the end thereof:

“Obligations under this Agreement shall not be funded in a manner that would violate Section 409A and the regulations and guidance of general applicability issued thereunder.”

2.  Any provision of the Agreement inconsistent with the foregoing, or with the applicable requirements of Section 409A, shall be deemed to be amended to comply therewith.  The Agreement is otherwise ratified and reaffirmed in all other respects.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed, this ____ day of December, 2008, effective as of January 1, 2008.

PACIFIC COAST NATIONAL BANK

By:
Name:
Title:

EXECUTIVE

David L. Adams